Exhibit (a-3)

THE ALGER PORTFOLIOS

CERTIFICATE OF AMENDMENT

The undersigned, being the Secretary of The Alger Portfolios (the “Trust”), a trust with transferable shares of the type commonly called a Massachusetts business trust, DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of the Trust by Section 9.3 of the Amended and Restated Agreement and Declaration of Trust dated September 13, 2012, as amended (the “Declaration of Trust”), and the affirmative vote of a Majority of the Trustees (as defined in the Declaration of Trust) at a meeting duly called and held on September 17, 2019, the Declaration of Trust is amended effective October 31, 2019 as follows:

The name of a Portfolio established by Sections 6.1 and 6.2 of the Declaration of Trust, is hereby amended to be as follows:

The name of the Alger SMid Cap Focus Portfolio is hereby amended to be the “Alger Weatherbie Specialized Growth Portfolio”.

The Trustees further direct that, upon the execution of this Certificate of Amendment, the Trust take all necessary action to file a copy of this Certificate of Amendment with the Secretary of State of the Commonwealth of Massachusetts and at any other place required by law or by the Declaration of Trust.

IN WITNESS WHEREOF, the undersigned has set her hand and seal this 31st day of October, 2019.

/s/ Tina Payne
Tina Payne
Secretary

ACKNOWLEDGEMENT

State of New York	}
} ss.
County of New York	}	October 31, 2019

Then personally appeared the above, Tina Payne, and acknowledged the foregoing instrument to be her free act and deed before me,

/s/ Rachel Aldous
Notary Public
My Commission Expires: August 7, 2021